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                                   Exhibit 3.4


                           CERTIFICATE OF DESIGNATION

      1. Name. The name of the corporation is CPU Micro Mart, Inc. (the "Corporation").

      2. Text of Resolution. The Board of Directors (the "Board") of the Corporation duly adopted a resolution in the form attached hereto as Exhibit A and incorporated herein by this reference, establishing and designating the Series A 10% Convertible Preferred Stock of the Corporation, and fixing and determining the relative preferences, privileges and voting powers of the shares of such series and the restrictions and qualifications thereof, all as set forth in such resolution.

      3. Statement and Date of Adoption. The aforementioned resolution was duly adopted by the Board effective as of February 1, 1999.

      IN WITNESS WHEREOF, the undersigned hereby certify this 2nd day of March, 1999 that the foregoing statement has been duly adopted by and on behalf of the Corporation as set forth above.

                                    /s/ Stephen C. Herman
                                    ---------------------------------
                                    Stephen C. Herman, President
ATTEST:

/s/ Jeffrey I. Rassas
----------------------------------
Jeffrey I. Rassas, Secretary


                                 ACKNOWLEDGEMENT

STATE OF ARIZONA        )
                        )
COUNTY OF MARICOPA      )

      On this 2nd day of March, 1999, before me the undersigned Notary Public personally appeared Stephen C. Herman, known personally to me to be the President of CPU Micro Mart, Inc., and acknowledged to me the foregoing instrument was executed for the purposes therein contained, on behalf of the corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                    /s/ Shane R. Vick
                                    ---------------------------------
                                    Notary Public

                                    November 15, 2001
                                    ---------------------------------
                                    My Commission Expires

(Notarial Seal)
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                                    EXHIBIT A

                            RESOLUTION OF DESIGNATION
                                       OF
                    SERIES A 10% CONVERTIBLE PREFERRED STOCK
                                       OF
                               CPU MICROMART, INC.

      RESOLVED, that pursuant to the authority granted to the Board and in accordance with the provisions of the Articles of Incorporation of the Company, the Board hereby creates a series of preferred stock, designated as Series A 10% Convertible Preferred Stock, states the number thereof to be 60,000 Shares and fixes the relative rights, preferences and limitations of such Shares as follows:

      Section 1. Definitions. For purposes of this Resolution, the following definitions shall apply:

      "Accrual Date" shall mean each January 1, April 1, July 1 and October 1 commencing on April 1, 1999 for so long as any Shares remain outstanding.

      "Act" shall mean the Securities Act of 1933, as amended.

      "Board" shall mean the Board of Directors of the Company.

      "Commission" shall mean the United States Securities and Exchange Commission.

      "Common Stock" shall mean the common stock, $.001 par value, of the Company.

      "Company" shall mean CPU MicroMart, Inc. or any successor thereto.

      "Conversion Date" shall mean the date on which the Shares are converted to Common Stock whereby the rights of the Record Holders will cease with respect to the Shares and certificates for shares of Common Stock will be issued to such Record Holders who will become the holders of record of the shares of Common Stock represented thereby.

      "Conversion Price" shall initially mean $6.00 per Share and shall be adjusted from time to time pursuant to Section 5 hereof.

      "Conversion Ratio" shall mean the ratio as determined in Section 4(c) hereof.

      "Cumulative Dividend" shall mean a dividend with respect to the Shares accruing from issuance at the rate of 10% per annum of the Preference Amount ($10 per annum per share).

      "Distribution" shall mean the transfer of cash or property without consideration, by way of dividend or otherwise (except a dividend in shares of the capital stock of the Company), or the purchase or redemption of shares of capital stock of the Company for cash or property, excluding the repurchase of any shares from a terminated employee or consultant of the Company within the terms of any agreement providing for such repurchase.
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      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Liquidation Event" shall mean any liquidation, dissolution or winding up of the Company.

      "Offering" shall mean the offering of the Shares as described in that certain Private Placement Memorandum dated February 1, 1999.

      "Person" shall mean an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or government or any department or any agency thereof.

      "Preference Amount" shall mean $100.00 per Share.

      "Registration" shall mean a registration of certain Common Stock under the terms of Section 7.

      "Qualified Conversion Price" shall mean attainment at any time after issuance of the Shares of a closing bid price for the Company's Common Stock in an established public market of an amount equal to or in excess of 225% of the Conversion Price per share for 20 out of 30 consecutive trading days.

      "Qualified Redemption Price" shall mean attainment at any time after issuance of the Shares of a closing bid price for the Company's Common Stock in an established public market of an amount equal to or in excess of 150% of the Conversion Price for 20 out of 30 consecutive trading days.

      "Record Holder" shall mean any Person who has legal title to the Series A Preferred Stock as set forth by the stock ownership records of the Company as of the particular record date.

      "Registrable Securities" shall mean the Common Stock issuable on conversion of the Series A Preferred Stock.

      "Registration Expenses" shall mean all registration and filing fees, all fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of the officers and employees of the Company performing legal or accounting duties), and reasonable fees and disbursement of counsel for the Company and its independent certified public accountants, securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, reasonable fees and expenses of any other persons retained by the Company and the fees and expenses associated with any required filing with the National Association of Securities Dealers, Inc.

      "Registration Statement" shall mean any registration statement filed with the Commission under the Act.

      "Series A Preferred Stock" shall mean all Series A 10% Convertible Preferred Stock of the

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Company, the rights and privileges of which are set forth in this Resolution.

      "Share" shall mean a share of Series A Preferred Stock.

      "Shareholder" shall mean any Person who has legal title to the Common Stock, Series A Preferred Stock or any other series of preferred stock of the Company designated with the right to receive liquidation proceeds of the Company as set forth by the stock ownership records of the Company as of the particular record date.

      Section 2. Dividends.

      (a) General Obligation. When and as declared by the Board, the Company shall pay Cumulative Dividends to the Record Holders. Except as otherwise provided herein, Cumulative Dividends on each Share will accrue on each Accrual Date whether or not such dividends have been declared or whether or not there are profits, surplus or other funds of the Company legally available for the payment of such dividends, provided, however, dividends will be paid only at such time as both (i) funds of the Company are legally available for payment thereof and (ii) the Board declares and authorizes such payment.

      (b) Distribution of Partial Dividend Payments. If at any time the Company pays less than the total amount of Cumulative Dividends then accrued, such payment will be distributed pro rata among the Record Holders.

      (c) Priority. The Series A Preferred Stock is senior to the Common Stock in right of priority to Distributions paid as dividends or otherwise. No dividends or other Distribution with respect to the Common Stock or any other capital stock of the Company that is subordinate to the Series A Preferred Stock shall be declared or paid prior to the declaration and payment in full of all Cumulative Dividends accrued as of the last preceding Accrual Date. The Board shall not designate or establish a series of preferred stock that is superior to the Series A Preferred Stock with respect to the right to receive Distributions.

      (d) Common Stock Dividends. The Board may in its discretion pay Cumulative Dividends in Common Stock of the Company. The value of such Common Stock for purposes of satisfying the Cumulative Dividends as accrued shall equal the five-day average closing bid price of such Common Stock on an established market for the five trading days immediately preceding the applicable Accrual Date.

      Section 3. Liquidation. The Series A Preferred Stock is senior to the Common Stock in right of priority to Distributions paid in liquidation or otherwise. Upon occurrence of a Liquidation Event, the Record Holders will be entitled to be paid, before any payment or other Distribution is made upon the Common Stock or any other capital stock of the Company that is subordinate to the Series A Preferred Stock, an amount in cash equal to all unpaid Cumulative Dividends as of the last preceding Accrual Date and, upon payment of such Cumulative Dividend in full, the Preference Amount. The Board shall not designate or establish a series of preferred stock that is superior to the Series A Preferred Stock with respect to Distributions in liquidation. If upon any Liquidation Event the assets of the Company to be distributed among the Record Holders are insufficient to permit payment in full to each such holder, then the entire assets to be distributed will be distributed ratably among the Record Holders. The Company will mail written notices of a Liquidation Event not less than 20 days prior to the payment date stated therein to each Record Holder.

      Section 4. Conversion and Redemption.

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      (a) Voluntary Conversion. Record Holders of Shares shall have the right to convert the Shares at any time into shares of Common Stock in accordance with the Conversion Ratio in Section 4(c) hereof.

      (b) Automatic Conversion. Immediately upon attainment of the Qualified Conversion Price, all of the Shares shall be converted into fully paid, nonassessable shares of Common Stock in accordance with the Conversion Ratio set forth in Section 4(c) hereof.

      (c) Conversion Ratio. Upon conversion of the Series A Preferred Stock, Record Holders shall receive the number of shares of Common Stock equal the number of Shares multiplied by the Conversion Ratio. The Conversion Ratio shall equal (i) the Preference Amount (ii) divided by the Conversion Price, as the Conversion Price shall be adjusted from time to time pursuant to Section 5 hereof.

      (d) Mechanics of Conversion. Each Record Holder who converts Shares into Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock and shall give written verification to the Company of the number of Shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at its office to such Record Holder a certificate or certificates for the number of shares of Common Stock to which such Record Holder is entitled. Subject to and in accordance with the provisions of Section 2, the Company shall declare and pay undeclared Cumulative Dividends on the Shares of Series A Preferred Stock being converted in cash or by the issuance of additional shares of Common Stock within 30 days after the Conversion Date or as soon thereafter as possible. Such conversion and issuance of additional shares of Common Stock, if applicable, shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the Person entitled to receive the shares of Common Stock shall for all purposes be the Record Holder as of such date.

      (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock and the number of shares of Common Stock to be issued to any Record Holder shall be rounded down to the nearest whole number. The Company shall pay cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the closing bid price for the Company's Common Stock in an established public market as of the trading day immediately preceding the date of conversion.

      (f) Redemption. Upon attainment of the Qualified Redemption Price, the Company may, upon 30 days notice to the Record Holders, redeem all of the outstanding Shares at the Preference Amount plus any accrued but unpaid Cumulative Dividends. Upon receipt of notice of redemption of the Shares by the Company, the Record Holder may convert the Shares as provided in Section 4(a) above at any time prior to five business days preceding the date established for redemption.

      (g) Mechanics of Redemption. Each Record Holder whose Shares are redeemed shall surrender the certificate or certificates evidencing such Shares at the office of the Company or of any transfer agent for the Series A Preferred Stock for cancellation and thereupon shall receive all amounts due the Record Holder under the provisions of Section 4(f) above. The redemption shall be deemed to have been made on the close of business on the applicable redemption date, the Shares shall be cancelled on such date and the rights of a Record Holder with respect to the Shares shall cease upon such date regardless of whether the certificates representing the Shares are delivered and cancelled provided the Company has deposited, in a segregated account or with any transfer agent for the Series A Preferred Stock, cash in an amount sufficient to pay all sums due the Record Holder with respect to the redemption of the Shares.

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      Section 5. Antidilution Adjustment. In the event the Company at any time or from time to time after the issuance of any Shares shall declare or pay any dividend on the Common Stock payable in Common Stock (except dividends payable on the Series A Preferred Stock), effect a split, subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) or take any action to effect, directly or indirectly, a similar adjustment to the capital structure of the Company, then and in any such event, the Conversion Price shall be adjusted by multiplying the Conversion Price prior to the adjustment by the number of shares of Common Stock outstanding immediately prior to the effective time of such event and dividing the result by the number of shares of Common Stock outstanding immediately after the effective time of such event, effective in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

      Section 6. Restrictions and Limitations. So long as any Shares remain outstanding, the Company shall not, and shall not permit any successor by merger or consolidation of the Company, without the approval by vote or written consent of the Record Holders holding a majority of the outstanding Shares to:

      (a) (i) sell, lease or assign substantially all of the Company's assets,
(ii) enter into any agreement or participate in any merger or consolidation of the Company, (iii) approve any reclassification or recapitalization of the capital stock of the Company, or (iv) approve any Liquidation Event unless the Record Holders receive value equal to 200% of the preference Amount per Share plus any accrued but unpaid Cumulative Dividend;

      (b) issue any shares of capital stock superior to or on parity with the Shares or to preference or distribution of dividends of liquidation proceeds;

      (c) declare or pay dividends or make any other Distribution on the Common Stock (other than a dividend payable in shares of Common Stocks) to the holder of Common Stock; or

      (d) change the authorized capital stock of the Company.

Nothing herein shall be construed as limiting the Company's ability to make any subdivision or combination of the outstanding Common Stock or approving any merger, consolidation, asset sale or stock sale.

      Section 7. Registration of Shares.

      7.1 Registration. The Company shall use its best efforts to cause to be filed with the Commission no later than 60 days after the final closing of the Offering a Registration Statement on appropriate form registering for resale the shares of Common Stock into which the Series A Preferred Stock is convertible. If the Company fails to file such Registration Statement within the 90 days from the final closing of the Offering, the number of shares of Common Stock that the Record Holders shall receive upon conversion shall be increased by 10% and if the Company fails to file such Registration Statement within 120 days of the final closing of the Offering, the number of shares of Common Stock that the Record Holders shall receive upon conversion shall be increased by 15%. The Company shall use its best efforts to have such registration statement declared effective by the Commission as soon as practicable after such filing. The Company agrees to use its best efforts to keep the Registration Statement continuously effective (and to take any and all other actions reasonably necessary in order to permit public resale of the Common Stock covered by such Registration Statement in accordance with

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this Agreement) for a period of at least two years after the Registration
Statement is declared effective. The Company further agrees, if necessary, to supplement or amend the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Act or by any other rules and regulations thereunder for registration, and the Company agrees to furnish notice thereof to the Record Holders of the Shares.

      7.2 Registration Expenses.

      (a) The Company will bear all reasonable Registration Expenses incident to the performance of or compliance with its obligations under this Agreement. Notwithstanding the foregoing, the Company is not required to pay any fees or expenses of Record Holders, underwriters, brokers, the Record Holder's or any underwriter's counsel (other than blue sky counsel) or accountant or any other advisers, including specifically, without limitation, any transfer taxes, underwriting, brokerage and other discounts and commissions and finders' and similar fees payable in connection with the conversion of the Shares or sale of the Common Stock issued upon conversion of the Shares.

      (b) Each Record Holder shall pay all costs and expenses incurred by such Record Holder, including all transfer taxes, underwriting, brokerage and other discounts and commissions and finders' and similar fees payable in connection with the conversion of the Shares or sale of the Common Stock issued upon conversion of the Shares. To the extent that any Registration Expenses properly payable by the Company are incurred, assumed or paid by any Record Holder or any placement or sales agent therefor or underwriter thereof with the Company's prior written consent, the Company shall reimburse such person for the full amount of the Registration Expenses so incurred, assumed or paid within a reasonable time after receipt of a written request therefor. Any Registration Expenses submitted by any Record Holder, placement or sales agent or underwriter or on behalf of any such person for payment by the Company shall be itemized in detail and contain clear and accurate receipts of all expenditures made by such parties.

      7.3 Indemnification; Contribution.

      (a) The Company agrees to indemnify and hold harmless each Record Holder and each "person," if any, that controls such Record Holder within the meaning of Section 15 of the Act for, from and against any and all loss, liability, claim, damage and expense (including attorneys' fees) to the extent resulting from any untrue statement or alleged untrue statement of a material fact contained in any registration statement pursuant to which the Common Stock issued upon conversion of the Shares were registered under the Act (or any amendment thereto), including all documents incorporated therein by reference, or from the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statement therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such misstatement or omission or alleged misstatement or omission is made therein in reliance upon and in conformity with information furnished to the Company by such Record Holder in writing expressly for use in a registration statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) relating to such Common Stock. As used in this Section 7.3(a), the term "Record Holder" shall include its officers, directors and agents.

      (b) Each Record Holder agrees to indemnify and hold harmless the Company, its directors and officers and each "person," if any, who controls the Company within the meaning of Section 15 of the Act to the same extent as the foregoing indemnity from the Company to such Record

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Holder, but only with respect to information furnished in writing by such Record
Holder or on such Record Holder's behalf expressly for use in any registration statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) relating to the Common Stock issued upon conversion of the Shares, or any amendment or supplement thereto; provided that the obligations or any Record Holder to indemnify the Company and the other persons referred to above shall be limited to the proceeds received by such Record Holder from the sale of such Common Stock pursuant to such registration statement.

      (c) If any action or proceeding (including any governmental investigation) shall be brought or asserted against any person entitled to indemnification hereunder, the indemnified party shall give prompt written notice to the indemnifying party, and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party, and shall assume the payment of all expenses in connection with such defense. The indemnified party or any controlling person of such indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party or such controlling person unless (i) the indemnifying party shall have agreed to pay such fees and expenses; or (ii) the indemnifying party shall have failed to assume the defense for such action or proceeding and to employ counsel reasonably satisfactory to the indemnified party in any such action or proceeding; or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the indemnified party or such controlling person and the indemnifying party, and such indemnified party or such controlling person shall have been advised by counsel that counsel employed by the indemnifying party would, under applicable professional standards, have a conflict in representing both the indemnifying party and the indemnified party or such controlling person, in which case, if such indemnified person or such controlling person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding of separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, and shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified party and such controlling persons, which time shall be designated, if the Record Holders (or their controlling persons) are the indemnified parties, in writing by the Record Holders of a majority of the Shares owned by Record Holders who are entitled to such indemnity in connection with such action or proceeding and if the Company is the indemnified party, by the Company. No party shall be liable for any settlement of any such action or proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified party and such controlling person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

      (d) (i) If the indemnification provided for in this Section 7.3 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnified party and the indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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                  (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.3(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, expenses, liabilities, or judgements referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.3(d), no Record Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Common Stock received upon conversion of the Shares of such selling Record Holder were offered to the public pursuant to such registration statement exceeds the amount of any damages which such selling Record Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person found guilty by a court of competent jurisdiction of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not found guilty by a court of competent jurisdiction of such fraudulent misrepresentation.

      (e) Neither the Company nor the Record Holders shall have any obligation under this Agreement (other than as set forth in this Section 7.3) to provide the other with indemnification or contribution in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 7.3; provided, however, that the provisions of this Section 7.3 shall not relieve an indemnifying party from liability which it may have to an indemnified party other than with respect to the matters referred to in this Section 7.3.

      7.4 Commission Filings. The Company covenants that it will file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Commission thereunder in a timely manner as determined by applicable rules and interpretations under the Exchange Act. Upon the written request of any Record Holder of Shares, the Company will deliver to such Record Holder a written statement as to whether it has complied with such requirements.

      Section 8. Voting Rights. Each Share will vote with the shares of Common Stock and any other series of preferred stock designated with such right as a single class on all matters except (a) with respect to all matters specified herein or which affect rights, preferences or priority of the Series A Preferred Stock or (b) as otherwise required by Nevada law. Upon any vote with the outstanding shares of Common Stock as a single class, each Share shall have the number of votes equal to (a) the Preference Amount (b) divided by the Conversion Price then in effect.

      Section 9. Notices. Record Holders shall receive all notices, reports and other information submitted to Shareholders. All notices, reports or other information referred to herein, except as otherwise expressly provided, will be made by mail, postage prepaid, and will be deemed to have been given when mailed to the last known address of the Record Holder as set forth on the stock ledger of the Company.

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